EXHIBIT 10(t)

                              				 OPTION AND
                        			PURCHASE AND SALE AGREEMENT

   	OPTION AND PURCHASE AND SALE AGREEMENT made and entered into this 3rd day of August, 1993, effective as of the 1st day of June 1993, by and between KOGER PROPERTIES, INC., a Florida corporation, with its principal place of business at 3986 Boulevard Center Drive, Jacksonville, Florida 32207, as debtor and debtor-in-possession (the "Optionor"), and THE KOGER PARTNERSHIP, LTD., a limited partnership organized and existing under the laws of the State of Florida, with its principal place of business at 3986 Boulevard Center Drive, Jacksonville, Florida 32207, as debtor and debtor-in-possession (the "Optionee").

                        			   W I T N E S S E T H:

   	WHEREAS, on September 25, 1991, each of the Optionor and the Optionee filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"); and

   	WHEREAS, in connection with the consummation of a plan of reorganization for the Optionee (the "Plan") and in consideration of the various provisions therefor, each of the Optionor and the Optionee desire to establish the terms and conditions upon which the Optionee may acquire from the Optionor one or more of the developed office properties described on Schedule A hereto (together, the "Building Parcels") and/or one or more of the undeveloped parcels of real property described on Schedule B hereto (the "Land Parcels", and, together with the Building Parcels, the "Option Properties").

   	NOW, THEREFORE, in consideration of the premises, the mutual and reciprocal promises herein contained and of the sum of Ten and No/100 Dollars ($10.00) paid by the Optionee to the Optionor, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

   	1. Grant of Purchase Option and Right of First Refusal. (a) Option. Subject to all of the terms and provisions of this Agreement, including, without limitation, the right of first refusal set forth in sub-section (b) below (the "Right of First Refusal"), Optionor hereby grants to Optionee the exclusive right to acquire from the Optionor all of the Optionor's interest in any or all of the Option Properties (but not a portion or portions of any individual property less than 100%), in one or more transactions, which Option shall be effective for the period commencing on the date hereof and ending, as to any subject Option Properties, on the earlier to occur of (i) the seventh anniversary of the Effective Date (as such term is defined in the Plan), (ii) the purchase and sale or such property pursuant to the Right of First Refusal, or (iii) the earlier termination of such rights upon an unexcused or unwaived default by the Optionee described in subsection (c) hereof. Notwithstanding the foregoing, except as effected in connection with a merger, sale of assets or other business combination effected as part of the resolution of the Optionor's pending chapter 11 case, the aggregate consideration to be paid by Koger Equity, Inc. in respect of any acquisition thereby, directly or indirectly, of Option Properties shall not be less than the fair value of such property, determined consistent with the provisions of Section 2 hereof.

	(b) Right of First Refusal. At any time prior to the Optionee's exercise of the Option pursuant to Section 4 hereof in respect of the Option Properties specified in the Sale Proposal (as defined below), the Optionor may cause all or any specified portion of the Option Properties to be sold subject to the terms of this subsection (b). In connection with any such sale, the Optionor shall give notice to the Optionee that it desires to cause such sale and shall deliver to the Optionee a proposal (the "Sale Proposal") for the Optionor to sell all or some specified portion of the Option Properties, setting forth the portion of the Option Properties proposed to be sold, the proposed purchase price therefor and all of the other material terms and conditions on which the Optionor proposes to sell such Option Properties. The Optionee shall then have thirty (30) days after the receipt of the Sale Proposal to elect (by giving written notice of the same to the Optionor) either of the following: (i) to agree to the Optionor attempting to sell such Option Properties (or the portion thereof specified in such Sale Proposal) to a Person which is not an Affiliate of the Optionor for the purchase price and on the terms and conditions as set forth in the Sale Proposal or terms more favorable to the Optionor; or (ii) to acquire all (but not less than all) of the Optionor's interest in the Option Properties (or the portion thereof specified in such Sale Proposal), free and clear of all liens and encumbrances securing repayment of indebtedness (except such indebtedness as may be described in the Sale Proposal as to be assumed by a prospective transferee of the Subject Option Properties), but subject to such other title matters as may be reasonably acceptable to the Optionee. In the event the Optionee makes the election in clause (ii) above, the Optionor and the Optionee shall close the transaction within a period of sixty (60) days after the making of such election, on the date (or within such period) as specified by the Optionee in the notice of its election to purchase and in the office of the Optionor's legal counsel located in Jacksonville, Florida, or such other place as may be mutually agreed by the Optionor and the Optionee. The purchase price of the subject Option Properties and the terms of such purchase will be such as will produce for the Optionor the aggregate net cash consideration the Optionor would have received had the Optionor sold the specified Option Properties at the price and on the terms set forth in the Sale Proposal. If the Optionee makes such election to purchase the specified Option Properties, the right to purchase may be transferred to an assignee subject to the provisions of Section 6 hereof. If the Optionee fails to make either of the elections provided above, then the Optionee will be deemed to have made the election in clause (i) above. If the Optionee makes or is deemed to have made the election in clause (i) above, then the Optionor may consummate a sale at any time not more than nine months after the giving of the Sale Proposal for a purchase price and on terms which are at least as favorable to the Optionor as those contained in the Sale Proposal, provided that such contract of sale is entered into within six months after the giving of the Sale Proposal, but if such contract is not entered into, or a sale is not consummated, within such six or nine-month period, as the case may be, then the rights of the Optionee under this Section 1 will be reinstated in full as if such Sale Proposal had not been made. Following any election under clause (i) above, the Optionor shall give the Optionee sixty
(60) days notice of the anticipated closing date of any sale of Option Properties covered by such election. Such closing date shall in no event occur prior to ninety (90) days following the date upon which the Sale Proposal was delivered. If the Optionee makes an election to purchase (election (ii) above) but fails because of its default to consummate the same, then, without limiting the Optionor's other rights and remedies, the Optionee will be deemed to have made election (i) and the six and nine-month periods shall be 24-month and 36-month periods, respectively, and such periods shall commence upon such default. If the Optionee makes the election to purchase (election (ii) above), but fails because of its default to consummate the same, then Optionor shall have all remedies available at law or equity, including, but not limited to, a suit for damages or specific performance.

	(c) Early Termination by Default. If the Optionee elects to exercise the Option, but fails because of its unexcused or unwaived default to consummate the same, then, without limiting the Optionor's other rights and remedies, at the option of the Optionor, the Option and Right of First Refusal shall be terminated as to the subject Option Properties and shall be of no further force or effect in respect thereof.

	2. Option Purchase Price. Subject to the next following sentence of this Section 2, the purchase price for Option Properties to be paid by the Optionee in connection with any exercise of the Option (the "Option Purchase Price") shall equal, as to each or all of the Option Properties in respect of which such exercise is made, the fair market value of the fee simple title for the subject Option Properties, construed as part of the office park of which such building or other property is a part (which office park shall be assumed to be managed by a single manager and owned by a single owner), determined without consideration of the existence of the Option or the terms thereof. By exercise of the Option, Optionee shall have the right only to acquire Option Properties (i) subject to any and all then-existing liens and encumbrances, including, without limitation, any such mortgage or deed of trust indebtedness, and only in the event that the instrument underlying such indebtedness (a "Mortgage") provides for, or the mortgagee in respect thereof shall agree and consent in writing to allow, such transfer subject to the assumption and performance by the Optionee of the Optionor's liabilities and obligations under such Mortgage and the indebtedness secured thereby and without any acceleration of, or continuing liability or obligation of Optionor in respect of, any such liabilities or obligations, and said mortgagee grants a release or covenant not to sue in favor of Optionor in a form reasonably acceptable thereto, or (ii) provided that the proceeds of such sale to be received by the Optionor at closing, net of all costs and expenses of such sale borne by the Optionor, shall be sufficient in the aggregate to repay the full amount of the Mortgage and all then-existing and outstanding liabilities and obligations of the Optionor which are secured by a pledge of, or other interest in, any of the subject Option Properties.

   	3. Determination of the Option Purchase Price. The Option Purchase Price shall be determined in accordance with Section 2 and otherwise as follows:

     		(a) Within ten (10) business days of any written request therefor by the Optionee (an "Option Price Request"), the Optionor
  	shall provide to the Optionee a written statement setting forth the Optionor's assessment of the Option Purchase Price as to the Option Properties specified in the Option Price Request (the "Preliminary Option Price"). As to any specific Option Properties, the Optionee shall not be entitled to make more than one Option Price Request in any consecutive six-month period.

	    	(b) As a condition precedent to its exercise of the Option, within ten (10) business days of its receipt of a written notice from the Optionor setting forth the Preliminary Option Price, the Optionee may, by written notice to the Optionor, reject the Preliminary Option Price and require that an appraisal (the "Appraisal") be made as to the fair value of the subject Option Properties consistent with the terms of Section 2 hereof. Promptly following its receipt of such notice, the Optionor shall order and secure the Appraisal and, within ten (10) days after its receipt of a certificate of the Appraisal or a written report of same, shall deliver the original or a counterpart thereof to the Optionee. The Appraisal shall be made by an independent real estate appraiser which is, or one or more of whose officers, employees or both are, members of the American Institute of Real Estate Appraisal and which is reasonably acceptable to each of the Optionor and the Optionee (the "Appraiser"). If any dispute as to the identity of such Appraiser shall arise, the Optionor's choice thereof shall be controlling if it selects an appraiser which has previously appraised property of the Optionor or Optionee for an institutional mortgagee which holds or has held a mortgage interest in respect of such property. The costs and expenses of the Appraisal shall be borne solely by the Optionee and a deposit of $5,000 toward the amount of such costs and expenses shall be paid by the Optionee to the Optionor in connection with any rejection by the Optionee of the Preliminary Option Price. The determination of the Appraiser of the Option Price shall constitute a final, binding and non-appealable determination of the Option Price as to such Option Properties for the purposes of any exercise of the Option made by the Optionee during the one hundred and eighty (180) days following delivery to the Optionee of the report or certificate of appraisal pertaining thereto. If the Optionee shall not, within the aforesaid ten (10) day period, reject the Preliminary Option Price, then the Option Price shall be deemed to be the Preliminary Option Price.

   	4. Exercise of Option. The Optionee shall exercise the Option by notice in writing to the Optionor, delivered in person or by mail and actually received by the Optionor, whereupon the Optionee shall be obligated to purchase and the Optionor shall be bound to sell, deliver and convey the Option Properties, at the Option Purchase Price and subject to the terms and conditions of the sale as are contained in Section 7 of this Agreement. The Optionee shall have one hundred and twenty (120) days from and after the date of receipt by the Optionor of any notice of exercise of the Option within which to close each purchase of Option Properties as to which the option is exercised and to provide the necessary funds to complete the purchase. The Optionor and the Optionee may extend the closing date by written agreement.

   	5. Subordination. Notwithstanding any other provision of the Agreement, the rights of the Optionee hereunder shall at all times be subordinate and inferior to the lien and operation of any mortgage, deed of trust, lien or other right or obligation now or hereafter encumbering any of the Option Properties. The Optionor retains the absolute right, without the consent or joinder of the Optionee, to enter into any leases or other occupancy arrangements with respect to any of the Option Properties and to place (i) construction or permanent mortgages, deeds of trust, liens or rights or any other liens on any of the property and to modify, extend, combine or consolidate any financing so as to change the terms or provisions or to increase the amount thereof or to refinance such existing indebtedness and (ii) any easement, license, dedication, or other agreement or right on or affecting any of the Option Properties and to modify, extend or amend any of the foregoing, as the Optionor may determine to be necessary or convenient in the development or operation of any building or any office center. The Optionee agrees, if requested by the Optionor, to execute any and all such instruments as may be reasonably requested by the Optionor in order to effectuate the provisions of this Section 5, but nothing herein shall require, nor be construed to require, Optionee's joinder or execution in order for such subordination to be effective.

   	6. Assignment. Except as provided expressly herein, neither party hereto shall assign its rights or obligations under this Agreement without the prior written consent of the other party. As to all or any portion of the Option Properties, and without Optionee's consent, Optionor may assign its rights, duties and obligations under this agreement to any person in connection with the sale of all or substantially all of the Optionor's real property as shall be located in the same office park as the Option Properties. Without Optionor's consent, but with prior notice to the Optionor, Optionee may assign its rights, duties and obligations under this agreement to any third party purchaser of one or more of the Optionee's existing office properties, provided (i) that the properties so acquired or to be so acquired by such third party are located in the same office park in which the Option Properties which are the subject of such assignment are located, (ii) such assignment shall be made only together with the simultaneous exercise of Option, to the extent rights hereunder are so assigned, and shall require consummation of the sale transactions required thereby subject to the term of this Agreement. To the extent that any such agreement contemplates a transfer of Option Properties or an assignment of all or any portion of Optionee's rights hereunder, Optionor shall be named as an intended third party beneficiary of any purchase and sale agreement between Optionee and such third party purchaser and shall be entitled, solely as to the transfer of Option Properties or rights hereunder, to enforce any rights thereunder. No transfer or assignment of any rights or obligations hereunder shall relieve or otherwise modify or affect the liabilities or obligations of the transferor or assignor thereof.

   	7. Option Closings; Terms of Sale.

   	(a) Closing Date. The Optionee shall give the Optionor thirty (30) days' prior written notice of the closing date of the sale of each building and related land as to which the Option is exercised. The closing shall take place in the Optionor's legal counsel in Jacksonville, Florida, on the date specified in this Agreement, or at such other place and/or time as the parties hereto may agree in writing.

   	(b) Conveyance. Both building and related land shall be conveyed by one or more general warranty deeds, subject to the Mortgage or Mortgages as provided in Section 2 of this Agreement and subject to usual and customary easements, restrictions of record and other title matters or other matters provided herein or as may be otherwise agreed by the Optionee. Within fifteen
(15) days prior to each closing, the Optionor shall deliver to the Optionee a copy of each Mortgage to be assumed and a statement or certification from the holder of each mortgage, deed of trust, or other lien, whether or not to be assumed, to enable the computation of the outstanding principal balance and accrued interest of such mortgage, deed of trust, or lien as of the closing date.

   	(c) Rent Rolls. The conveyance by execution of the Option shall transfer to the Optionee all of the Optionor's interest in all existing leases, and all rents therefrom accruing after the date of the closing, and the Optionee shall assume and take each building and related land subject to the obligations of the Optionor under such leases, which Optionee shall undertake and assume. Within five (5) days prior to each closing, the Optionor shall deliver to the Optionee a copy of a certified rent roll for each building to be sold. The Optionor shall also permit the Optionee to inspect the originals of all leases and other contracts or agreements between the Optionor and the tenants or any of the parties in possession of any portion of each building to be conveyed. At the closing, the Optionor shall deliver to the Optionee an updated certified rent roll for each building to be conveyed, together with the originals of such leases, contracts and agreements. Instruments of conveyance of the Option Properties executed in connection with any exercise of the option granted hereunder shall contain ordinary and commercially-reasonable indemnities as to pre- and post-closing matters relating to such properties.

   	(d) Title Insurance. At least fifteen (15) days prior to the time of each closing, the Optionor shall furnish to the Optionee a commitment or commitments to issue an owner's title insurance policy, substantially equivalent to the current form of American Land Title Association Form A, insuring that the Optionee, upon purchase and the delivery and recording of a warranty deed, will own the fee simple title in and to the building and related land conveyed by the warranty deed or warranty deeds, subject only to existing mortgages, deeds of trust, or other liens and standard exceptions (other than those which are removable) contained in such owner's policies in the state where the building and related land is located, real estate or ad valorem taxes for the current year, and to all easements, covenants, restrictions, encumbrances and other matters which do not materially adversely affect the use and enjoyment of each building and related land for multi-story and multi-tenant office building purposes or buildings ancillary to the operation of a multi-story and multi-tenant office center. If the Optionee shall reasonably object to any material matter shown by such title insurance commitment, it shall notify the Optionor within ten (10) days after the receipt of such commitment and the closing date shall be extended for thirty (30) days in which the Optionor shall use its good faith efforts to remove or cure such objection, provided, however, that the Optionor shall not be required hereby to make any material expenditure of funds to effect any such cure. If the Optionor is unable or unwilling to remove or cure such objections, then Optionee shall have the right either to (i) remove or cure such defect at Optionee's expense and without delay, provided, however, that any cost, expense, liability or obligation to be incurred in connection with such removal or cure shall not be material, or (ii) terminate the agreement to acquire such of the Option Properties as are the subject of such objection and receive a return of any deposits theretofore paid by Optionee to Optionor, following which all further liability or obligation thereunder of the parties with respect thereto shall be terminated. If the closing is extended, the title insurance commitment shall be updated to the time of closing by endorsement, which shall not reveal any material adverse change in the state of title since the issuance of the Commitment. The cost of title insurance premiums for both the commitment and the policy and any other costs associated therewith shall be borne solely by the Optionor.

	(e) Survey. The Optionor shall furnish to the Optionee, at least fifteen (15) days prior to each closing, copies of existing or new surveys showing the boundaries of each parcel to be conveyed at such closing and the location of all improvements thereon which have been certified or recertified as of a recent date so as to eliminate the survey exception from the title insurance policy referred to in subsection 7(d) hereof.

	(f) Condition and Repair. Each property to be sold pursuant to this Agreement shall be sold in its "as is, where is" condition. Optionor makes no representations or warranties regarding the quality, condition, character or class of any such property or any part thereof. Optionee represents and warrants that Optionee will rely solely upon Optionee's inspection of said property and shall not rely upon any representation or warranty provided by Optionor at any time either prior to this Agreement or hereafter. Optionee shall protect and hold harmless Optionor from any loss, liability, cost or expense arising out of Optionee's inspection of the Option Properties. Such inspection shall take place at least 45 days prior to closing, and may otherwise be at any time after an option hereunder is exercised so long as such inspection does not interfere with any tenant's use of the subject premises and occurs during such days and hours which have been approved by Optionor and Optionee. If any such inspection is unsatisfactory in Optionee's sole discretion, the Optionee, as its sole remedy hereunder and under any other agreement to acquire such properties, shall have the right to terminate the agreement to purchase the Option Properties executed in connection with the exercise of such option.

	The risk of loss for all causes other than any caused by Optionee's inspection, shall be on Optionor until closing.

	(g) Books and Records. At any time within fifteen (15) days prior to each closing and for a reasonable time thereafter, the Optionee or its designee may inspect and copy any part of the Optionor's books and records relating to the ownership of each building and related land to be conveyed at such closing from the time of its acquisition to the closing. Within fifteen (15) days prior to each closing, the Optionor shall deliver to the Optionee copies of all policies of hazard, rental, personal liability and property damage insurance for the buildings to be conveyed at such closing, together with a proposed form of endorsement from the insurance companies pursuant to which all insurance will remain in force, if and to the extent permitted by the insurer thereof, for the benefit of the Optionee from the closing to the date on which such policies would otherwise expire. If there have been any repairs, alterations or improvements to any building and related land, then prior to each closing, the Optionor shall pay all sums due to any persons furnishing materials or performing labor or services in connection with such repairs, alterations or improvements, and shall provide the Optionee with satisfactory proof of proper payment to such persons, which may, at Optionee's election, include lien waivers. All ad valorem taxes, interest and rents shall be prorated as to each building and related land up to the time of the closing of such building. Premium costs of all insurance relating to each building and related land at the time of transfer, to the extent of any prepaid premiums for any unexpired portion of the period of coverage, as well as amounts attributable to fuel oil and the prepaid portion of any other item customarily adjusted in the jurisdiction in which the subject Option Properties are located, shall be prorated as of the closing date. All security deposits or prepaid rents for a period past the time of closing shall be paid by the Optionor to the Optionee. At the closing of each building and related land, the Optionor shall deliver to the optionee the original or copies of any plans or specifications then in the Optionor's possession for each building to be conveyed to the Optionee at such closing. Personal property shall be conveyed by a bill of sale which shall warrant the Optionor's title to the property conveyed, subject to the title exceptions described in Sections 7(e) and 7(f) hereof.

   	(h) Payment of Purchase Price. The Option Purchase Price as determined pursuant to Sections 2 and 3 of this Agreement shall be paid by the Optionee to the Optionor in immediately-available U.S. funds at the place of closing. The outstanding balance of any Mortgage to be assumed in respect of such exercise which Optionee shall so assume and agree to pay, and in respect of which the mortgagee therefor shall release the Optionor, shall constitute a portion of the Option Purchase Price, and the balance of such purchase price shall be paid in cash.

   	(i) Expenses. Documentary stamps, intangible taxes, sales taxes, costs of inspections and any assumption fees, point, yield maintenance charges, appraisal fees, commitment fees and other costs of the Mortgage, grantor stamps, recording fees, costs and taxes incurred in connection with the conveyance of the title to each building and related land shall be paid by the Optionee and the Optionor at the closing thereof as consistent with local custom and practice.

   	(j) Estoppel Certificate. The Optionor shall use good faith efforts to obtain from the lender holding the Mortgage encumbering the building and related land, an estoppel certificate stating that there is no default in the payment of principal or interest due nor is the lender aware of any uncured defaults under the subject Mortgage. If any such lender, after repeated requests, shall fail to provide such certificate, then Optionor shall certify such information to Optionee.

	8. Recordation. This instrument shall not be recorded. If the Option is not exercised within the time period specified in Section 1(a) hereof, then the Optionee will, upon request, execute such release, quit claim or other instrument to evidence the termination of the right of the Optionee hereunder as may be reasonably requested by the Optionor.

	9. Competition. During the term of this Agreement, the Optionor will have access to certain confidential information regarding the Owner and its properties and will be offering space for rental in buildings owned by Optionor at the same time that it will be offering office space as Managing General Partner of the Optionee in buildings owned by the Optionee. When such buildings are located in the same office park, the Optionor will use its best efforts to fully lease the space available in buildings owned by the Optionee at then current market rates contingent upon the needs of a tenant or prospective tenant and the availability of space desired by such tenant or prospective tenant.

	10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida.

	11. Notices. All notices, requests and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt or 48 hours after being placed in the United States mail postage prepaid, registered mail with return receipt requested, addressed to the parties as follows, or to such other address as either party may advise the other in writing:

	Optionor: Koger Properties, Inc.
       		  Post Office Box 4520
		         Jacksonville, Florida 32201

		  Attn: Chairman or President

	Optionee: The Koger Partnership, Ltd.
       		  3986 Boulevard Center Drive
		         Jacksonville, Florida 32207

		  Attn: Koger Properties, Inc.
       			Chairman or President

	with a Copy to:

		  Newleaf-KP Services Corporation
		  2814 New Spring Road
		  Suite 330
		  Atlanta, Georgia 30339

   	IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on date first above written.

					KOGER PROPERTIES, INC.,

					By: Jack H. Chambers
					    Title: President

					THE KOGER PARTNERSHIP, LTD.,
					by its Managing General Partner,
					Koger Properties, Inc.,

					By: Jack H. Chambers
					    Title: President

STATE OF FLORIDA                )
                            				)  SS:
COUNTY OF DUVAL                 )

   	The foregoing instrument was acknowledged before me this 3rd day of August, 1993, by Jack H. Chambers as President of Koger Properties, Inc., a Florida corporation on behalf of Koger Properties, Inc. He personally appeared before me, is personally known to me and did not take an oath.

(NOTARIAL SEAL)                           Notary: Sue J. Wakeman
SUE J. WAKEMAN                            Print Name: Sue J. Wakeman
MY COMMISSION # CC 205882 EXPIRES         Notary Public, State of Florida
June 4, 1996                              My commission expires: June 4, 1996
BONDED THRU TROY FAIN INSURANCE, INC.





STATE OF FLORIDA                )
                            				)  SS:
COUNTY OF DUVAL                 )

   	The foregoing instrument was acknowledged before me this 3rd day of August, 1993, by Jack H. Chambers as President of Koger Properties, Inc., Managing General Partner of The Koger Partnership, Ltd. on behalf of The Koger Partnership, Ltd. He personally appeared before me, is personally known to me and did not take an oath.

(NOTARIAL SEAL)                          Notary: Sue J. Wakeman
SUE J. WAKEMAN                           Print Name: Sue J. Wakeman
MY COMMISSION # CC 205882 EXPIRES        Notary Public, State of Florida
June 4, 1996                             My commission expires: June 4, 1996
BONDED THRU TROY FAIN INSURANCE, INC.

                              				 SCHEDULE A
                       			      Building Parcels

Legal Description - Halifax Building - Norfolk, Virginia


   All that certain tract or parcel of land lying and being in the City of Norfolk, Commonwealth of Virginia and being more particularly described as follows:

TO FIND THE POINT OF BEGINNING, commence at the POINT OF COMMENCEMENT where the westerly right-of-way line of Kempsville Road (State Route Number 165 having a variable right-of-way) would intersect the southerly right-of-way line of the most southerly portion of Kempsville Circle (as shown in Map book 41, Pages 104 and 104A in the Clerk's Office in the Circuit Court of Norfolk, Virginia) if said rights-of-way were extended to form an angle instead of a curve; running thence along said westerly right-of-way line of Kempsville Road as extended South 13 degrees 56 minutes 11 seconds East a distance of 27.00 feet to a steel pin on the existing westerly right-of-way line of Kempsville Road and the POINT OF BEGINNING; from the POINT OF BEGINNING AS THUS ESTABLISHED, run thence along said westerly right-of-way line South 13 degrees 56 minutes 11 seconds East a distance of 462.58 feet to a steel pin on a northerly boundary line of property now or formerly owned by the Trustees of James Barry-Robinson Home for Boys Trust (Map Book 44, Pages 50-51A, aforesaid records); thence leaving said westerly right-of-way line and running along said northerly boundary line South 76 degree 03 minutes 49 seconds West a distance of 358.00 feet to a steel pin; thence leaving said northerly boundary line and running along the easterly boundary line of property now or formerly owned by the Trustees of James Barry-Robinson Home for Boys Trust (Map Book 44, pages 50-51A, aforesaid records) North 13 degrees 56 minutes 11 seconds West a distance of 502.73 feet to a steel pin on said southerly right-of-way line of the most southerly portion of Kempsville Circle; running thence along said southerly right-of-way line of Kempsville Circle the following courses and distances: North 76 degrees 03 minutes 49 seconds East a distance of 8.00 feet to an steel pin; North 86 degrees 16 minutes 29 seconds East a distance of,
74.18 feet to a steel pin; North 76 degrees 03 minutes 49 seconds East a distance of 250.00 feet to a steel pin; along the arc of a curve to the right (said arc having a radius of 27.00 feet and being subtended by a chord bearing South 58 degrees 56 minutes 11 seconds East a distance of 38.18 feet) an arc distance of 42.41 feet to the POINT OF BEGINNING; said tract containing 4.0335 acres, all as shown on that certain Physical Survey of the Halifax Building prepared by Wilfred P. Large, Virginia Certified Land Surveyor Number 000724B of W.P. Large, Inc., Virginia Beach, Virginia, dated December 28, 1990, last revised February 1, 1991, and being designated as Parcel A-1, "Resubdivision of Property of Trustees of the James Barry-Robinson Home for Boys Trust and Property of Koger Properties, Inc., as recorded in Map Book 44, Pages 51 and 51-A, aforesaid record.

Legal Description - Dawson Building - Miami, Florida

Tract C of THE KOGER CENTER according to the plat thereof as recorded in Plat Book 132, page 73 of the public records of Dade County, Florida. Containing 245,171 square feet or 5.628 acres, more or less.

                               				SCHEDULE B

                        			       Land Parcels

Legal Description - Vacant Land - Raleigh Crossroads

All that certain piece, parcel or tract of land situate, lying, and being in Wake County, North Carolina being more particularly described as follows:

	Beginning at the point of intersection of the westerly right-of-way line of Jones Franklin Road (State Road 1319) (variable R/W) with the southerly right-of-way line of the most northerly portion of Centerview Drive (variable R/W) as shown on a plat of Lot 5 of The Koger Center and Road Rights-of-Way recorded in Book of Maps 1985, Page 2068 of the Wake County Register; thence along with southerly right-of-way line of the most northerly portion of Centerview Drive, becoming the most easterly and the northerly right-of-way line of the most southerly portion of Centerview Drive the following eleven (11) courses and distances: 1) with a curve to the left having a radius of 20 feet, a central angle of 107 degrees 55'09" and a chord which bears North 34 degrees 54'43" West 32.34 feet, an arc distance of 37.67 feet, 2) North 88 degrees 52'18" West 504 feet, 3) North 01 degrees 07'42" East 10 feet, 4) North 88 degrees 52'18" West 434.84 feet, 5) with a curve to the left having a radius of 270 feet, a central angle of 91 degrees 07'42" and a chord which bears South 45 degrees 33'51" West 385.58 feet, an arc distance of 429.43 feet, 6) due North 250.54 feet, 7) with a curve to the left having a radius of 270 feet, a central angle of 89 degrees 33'14" and a chord which bears South 44 degrees 46'37" East 380.35 feet, an arc distance of 422.01 feet, 8) South 89 degrees 33'14" East 350.48 feet, 9) North 00 degrees 26'46" East 10 feet, 10)
	South 89 degrees 33'14" East 361.79 feet, and 11) with a curve to the left having a radius of 20 feet, a central angle of 73 degrees 13'53" and a chord which bears North 53 degrees 49'51" East 23.86 feet, an arc distance of 25.56 feet to a point on the westerly right-of-way line of said Jones Franklin Road; thence along the westerly right-of-way line of Jones Franklin Road the following two (2) courses and distances: 1) North 17 degrees 12'56" East 435.42 feet, and 2) North
	19 degrees 02'51" East 318.47 feet to the Point of Beginning.

	and;

All that certain piece, parcel or tract of land situate, lying, and being a portion of Tract 1, as shown on that certain survey for Koger Properties, Inc. as recorded in Book of Maps 1984, Page 1737, of the Wake County Registry, Wake County, North Carolina, and being more particularly described as follows:


	Beginning at the point of intersection of the westerly right-of-way line of Jones Franklin Road (State Road 1319) (variable R/W) with the northerly right-of-way line of the most northerly portion of Centerview Drive (variable R/W) as shown on a plat of Lot 5 of The Koger Center and Road Rights-of-Way recorded in Book of Maps 1985, page 2068, of the Wake County Registry; thence along the northerly right-of-way line of Centerview Drive the following five (5) courses and distances: 1) with a curve to the right having a radius of 20.00 feet, a central angle of 72 degrees 04'51" and a chord which bears South 55 degrees 05'17" West
	23.53 feet, an arc distance of 25.16 feet, 2) North 88 degrees 52'18" west 542.80 feet, 3) South 01 degrees 07'42" West 10.00 feet, 4) North 88 degrees 52'18" West 434.84 feet, and 5) with a curve to the left having a radius of 330.00 feet, a central angle of 50 degrees 01'38" and a chord which bears South 66 degrees 06'53" West 279.07 feet, an arc distance of 288.14 feet to an iron pin; said iron pin being the most northeasterly corner of Lot 5, as described on said plat; thence departing said northerly right-of-way line of Centerview Drive and along the northeasterly line of said Lot 5 North 36 degrees 36'20" West
	661.25 feet to an iron pin, said iron pin lying on the southerly line of property now or formerly owned by Capital Center Associates, as recorded in Deed Book 3353, page 613, of said public records and being on the northerly line of Tract 1; thence along the northerly and easterly line of said Tract 1 the following five (5) courses and distances: 1) South 89 degrees 06'35" East 783.13 feet, 2) South 88 degrees 44'51" East 235.96 feet, 3) South 01 degrees 18'28" West 104.09 feet, 4) South 01 degrees 46'19" West 263.43 feet, and 5) North 89 degrees 57'21" East 648.17 feet to an iron pin on the westerly right-of -way line of Jones Franklin Road; thence along the westerly right-of -way line of Jones Franklin Road South 19 degrees 02'51" West 31.13 feet to an iron pin and the Point of Beginning.

Legal Description - Vacant Land - Richmond South

All those certain pieces, parcels or tracts of land located in Chesterfield County, Virginia and being more particularly described as follows:

	Commencing at the intersection of the northerly right-of-way line of
	U. S. Route No. 60 (Midlothian Turnpike) (variable right-of-way) with the southwesterly right-of-way line of Koger Center Boulevard (90' R/W), as extended, as such rights-of-way now exist, as shown on a plat recorded in Plat Book 50, Page 51 in the Clerks Office of the Circuit Court of Chesterfield County, Virginia; thence along the southwesterly right-of-way line of said Koger Center Boulevard, the following four
	(4) courses and distances: 1) with a curve to the left having a radius of 25.00 feet, a central angle of 96 degrees 11'20" and a chord which bears North 34 degrees 11'00" East 37.21 feet, an arc distance of 41.97 feet, 2) North 13 degrees 54'40" West 168.82 feet, 3) with a curve to the left having a radius of 641.60 feet, a central angle of 20 degrees 00'00" and a chord which bears North 23 degrees 54'40" West, 222.83 feet and an arc distance of 223.96 feet, 4) North 33 degrees 54'40" West 375.01 feet to the POINT OF BEGINNING; thence South 56 degrees 05' 20" West 245.63 feet to a point; thence South 13 degrees 51'56" East
	43.03 feet to a point; thence South 48 degrees 07'15" West 325.65 feet to a point; thence North 84 degrees 39'40" West 404.57 feet to a point; thence North 06 degrees 50'45" West 1244.92 feet to a point on the southwesterly right-of-way line of Koger Center Boulevard as shown on a plat recorded in Plat Book 59, Page 9 in said Clerk's Office; thence along the southwesterly right-of-way line of said Koger Center Boulevard the following two (2) courses and distances: 1) with a curve to the right having a radius of 1,260 feet, a central angle of 42 degrees 32'16" and a chord which bears South 55 degrees 09'48" East
	913.43 feet, an arc distance of 934.72 feet, and 2) South 33 degrees 54'40" East 424.99 feet to the Point of Beginning,

	and;

	Commence at the intersection of the northeasterly right-of-way line of Koger Center Boulevard (90' R/W) and the northerly right-of-way line of Centerview Drive (60' R/W), as extended, all as shown on a plat recorded in Plat Book 50, Page 1 in said Clerk's Office; thence along the northeasterly right-of-way line of Koger Center Boulevard (90' R/W) as shown on that certain plat recorded in Plat Book 59, Page 9 in said Clerk's Office the following two (2) courses and distances: 1) North 33 degrees 54'40" West 45 feet, and 2) with a curve to the left having a radius of 1,350 feet a central angle of 19 degrees 26'02" and a chord bearing North 43 degrees 37'41" West
	454.71 feet, an arc distance of 457.90 feet to the POINT OF BEGINNING; thence continue along the northeasterly right-of-way line of said Koger Center Boulevard the following two (2) courses and distances: 1) with a curve to the left having a radius of 1,350 feet a central angle of 23 degrees 48'17" and a chord which bears North 65 degrees 14'51" West 556.86 feet, an arc distance of 560.89 feet, and 2 ) North 77 degrees 08'59" west 16.11 feet to a point on an easterly property line of property now or formerly owned by Woodland Associates as described in deed recorded in Deed Book 1049, Page 486 in said Clerk's Office ; thence along said easterly line of property now formerly owned by Woodland Associates North 06 degrees 50'45" West 212.82 feet to a point; thence North 39 degrees 50'55" East
	319.61 feet to a point; thence South 46 degrees 26'55" East 671.20 feet to a point; thence South 32 degrees 01'39" west 272.43 feet to the Point of Beginning.

Legal Description - Vacant Land - Virginia Beach

All that certain lot, piece or parcel of land lying, situate and being in the City of Virginia Beach, Virginia and being Site AA as shown on that certain plat entitled "Re-subdivision of Parcel D of The Koger Center" as recorded in Map Book 219, Page 5 in the Clerk's Office of the Circuit Court of Virginia Beach, Virginia.

and;

All that certain lot, piece or parcel of land lying, situate and being in the City of Virginia Beach and being Parcel-B as shown on that certain plat of the "Subdivision of The Koger Center" as recorded in Map Book 2608, Page 679 in the Clerk's Office of the Circuit Court of Virginia Beach, Virginia.

Legal Description - Vacant Land - Miami Center

Tract B, The Koger Center, as shown on a plat recorded in Plat Book 32, Page 73 of the Public Records of Dade County, Florida. Containing 217,476 square feet or 4.993 acres, more or less,

and;

Tract 1, Koger Executive Center, as shown on a plat recorded in Plat Book 91, Page 38 in the Public Records of Dade County, Florida. Containing 3.15 acres, more or less.

Legal Description - Vacant Land - Norfolk West

Being Parcels C and D, Subdivision of The Koger Center being a Re-Subdivision of Parcels 1 and 2, Subdivision of Property of the Trustees of the James Barry-Robinson Home for Boys Trust, as shown on a plat recorded in Map Book 41, Pages 104 and 104A in the Clerk's Office of the Circuit Court, Norfolk, Virginia.